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                                                                   EXHIBIT 99.1


                                                (GUESTHOUSE INTERNATIONAL LOGO)




Contact:    Kenna Balch
            Vice President of Marketing
            GuestHouse International Franchise Systems, Inc.
            615-264-8040



                         GUESTHOUSE INTERNATIONAL HOLDS
                  FIRST JOINT FRANCHISE OWNERS COUNCIL MEETING

Hendersonville, Tenn (November 10, 2003) - The first joint meeting of the GuestHouse International Franchise Advisory Committee and the former Shoney's Inn Franchise Owner's Council was held in Nashville, Tennessee, on October 29, 2003. This meeting, with four representatives from each council, combined the two boards into one under the GuestHouse International banner. Since the acquisition of the GuestHouse International brand by ShoLodge, Inc. (NASDAQ:
LODG) in May of last year, many of the Shoney's Inns have completed their conversion and are now proudly operating as GuestHouse International Inns, Hotels & Suites.

"The synergy of this collective group of franchise owners led to an exceptionally productive meeting," stated Jim Grout, president of GuestHouse International. "The merging of the two boards has created a very cohesive council with the shared goals and objectives of growing the GuestHouse International brand name and ensuring consistency of product for all properties."

In the formal business conducted at the meeting, the council acted on the adoption of enhanced operational standards and amenities to support improved consistency of product. These standards will go into effect on January 1, 2004, for all GuestHouse International properties. In other action at the meeting, Baldev Bath, owner of the GuestHouse International property in Gainesville, Georgia, (formerly a Shoney's Inn) was elected Chairman of the merged council and will preside over the quarterly meetings, offering a forum for the owner's to speak with one voice.

GuestHouse International Inns, Hotels & Suites are growing across America with properties from California to Florida. GuestHouse International is recognized for it superior franchise support and its unique flat fee franchise structure.


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